AMENDMENT NO. 2 TO CONSULTING AGREEMENT

            This AMENDMENT NO. 2 TO CONSULTING AGREEMENT (this "Agreement"), dated as of December __, 1996, is made and entered into by and between NATIONAL WIRELESS HOLDINGS CORPORATION, a Delaware corporation (the "Company"), and MICHAEL J. SPECCHIO (the "Executive").

                                  BACKGROUND

            The Company and the Executive are parties to a Consulting Agreement dated as of September 22, 1993, as amended by Amendment No. 1 to Consulting Agreement dated January 1995 (as amended, the "Consulting Agreement").

            The Company, on behalf of itself and its stockholders, desires to continue to attract and retain well-qualified executives and key personnel who are an integral part of the management of the Company, such as the Executive, and to assure itself of continuity of management. The Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change of control exists and that such possibility, and the uncertainty which it may raise among management, may result in the distraction or departure of management to the detriment of the Company and its shareholders.

            For these reasons, the Company desires to further amend, modify and supplement the Consulting Agreement to (i) extend the retainer period set forth under the Consulting Agreement, (ii) protect the continued employment of the Executive which would be at risk in the event of a change in control and (iii) provide an incentive to the Executive, whose knowledge, expertise and level of performance are critical to the current and future success of the Company, to remain in the employ of the Company, notwithstanding the uncertainty and job insecurity created by an actual or threatened change in control.

            This Agreement sets forth the specific severance compensation which the Company agrees that it will pay to the Executive if the Executive's employment with the Company terminates as provided herein.

            NOW THEREFORE, in order to induce the Executive to remain in the employ of the Company in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Definitions. As used herein, the terms below shall have the following meanings:

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                  (a) Cash Compensation. "Cash Compensation" shall mean the sum of (x) the higher of the Executive's annual base consulting fee at (i) the time the Notice of Termination provided for in Section 3(b) of this Agreement is given or (ii) immediately prior to a Change in Control, and (y) an amount equal to the highest aggregate Cash Bonus Earned by the Executive under all cash bonus plans of the Company for any of the three fiscal years immediately preceding the year in which the Date of Termination occurs. "Cash Bonus Earned" shall mean all amounts actually earned for performance in a specific fiscal year without regard to voluntary or mandatory payment deferrals if so specified in the applicable bonus plan.

                  (b) Change in Control. A "Change in Control" of the Company shall mean the occurrence during the term of the Consulting Agreement of any one of the following events:

                        (i) An acquisition (other than directly from the
            Company) of any voting securities of the Company (the "Voting Securities") by any person (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), but not including Terrence S. Cassidy or Michael J. Specchio) (each such person, a "Person"), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifteen percent (15%) or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a "Subsidiary"), (B) the Company or its Subsidiaries, or (C) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

                        (ii) The individuals who, as of the date this Agreement
            is approved by the Board of Directors are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if

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            such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

                        (iii)  Approval by stockholders of the Company of:

                              (A) A merger, consolidation or reorganization
                  involving the Company, unless such merger, consolidation or reorganization is a "NonControl Transaction". A "Non-Control Transaction" shall mean a merger, consolidation or reorganization of the Company where:

                                    (1) the stockholders of the Company,
                        immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

                                    (2) the individuals who were members of the
                        Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially directly or indirectly owning a majority of the Voting Securities of the Surviving Corporation, and

                                    (3) no Person other than (a) the Company,
                        (b) any Subsidiary, (c) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation, or any Subsidiary, or (d) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Securities), has Beneficial Ownership of


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

                        fifteen percent (15%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities.

                              (B) A complete liquidation or dissolution of the Company; or

                              (C) An agreement for the sale or other disposition
                  of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

                  (c) Effective Date. "Effective Date" shall mean the date on which a Change in Control is effectuated.

                  (d) Good Reason. The Executive's termination of employment with the Company shall be deemed for "Good Reason" if it occurs within six (6) months of any of the following without the Executive's express written consent:

                        (i) the assignment to the Executive by the Company of
            duties inconsistent with, or a substantial alteration in the nature or status of, Executive's responsibilities immediately prior to a Change in Control of the Company other than any such alteration primarily attributable to the fact that the Company's securities are no longer publicly traded;

                        (ii) a reduction by the Company in the Executive's Cash
            Compensation (as defined in Section 1(a) above) as in effect on the date of a Change in Control of the Company or as in effect thereafter if such Cash Compensation has been increased during the term of this Agreement;

                        (iii) any failure by the Company to continue in effect
            without substantial change any compensation, incentive, welfare or benefit plan or arrangement, as well as any plan or arrangement whereby the Executive


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

            may acquire securities of the Company, in which the Executive is participating at the time of a Change in Control of the Company (or any other plans, currently in effect or hereafter adopted by the Company, providing the Executive with substantially similar benefits) (hereinafter referred to as "Benefit Plans"), or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of a Change in Control of the Company unless an equitable substitute arrangement (embodied in an ongoing substitute or alternative Benefit Plan) has been made for the benefit of the Executive with respect to the Benefit Plan in question. For purposes of the foregoing, Benefit Plans shall include, but not be limited to, the 1993 Stock Option Plan or any other plan or arrangement to receive and exercise stock options or stock appreciation rights, supplemental pension plan, insured medical reimbursement plan, automobile benefits, executive financial planning, group life insurance plan, personal catastrophe liability insurance, medical, dental, accident and disability plans;

                        (iv) relocation to any place more than 100 miles from
            the office regularly occupied by the Executive, except for required travel by the Executive on the Company's business to an extent substantially consistent with the Executive's business travel obligations at the time of a Change in Control;

                        (v) any material breach by the Company of any provision
            of this Agreement or the Consulting Agreement;

                        (vi) any failure by the Company to obtain the assumption
            of this Agreement by any successor or assign of the Company; or

                        (vii) any purported termination of the Executive's
            employment by the Company which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(b) below, and for purposes of this Agreement, no such purported termination shall be effective.

            All terms not otherwise defined herein shall have the meanings ascribed to them in the Consulting Agreement.

            2. Extension of Term and Amendment to Consulting Agreement. The Consulting Agreement is hereby amended as follows:


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

                  (a) The term of the Consulting Agreement as set forth in Paragraph 1 thereof is hereby amended to provide for an extension of three additional years.

                  (b) Paragraph 13 of the Consulting Agreement is hereby amended by adding after the word "other" contained on the third line thereof the following: "; provided, however, that a notice in connection with the termination of the Executive's employment shall be provided in accordance with the terms set forth in Section 3(b) of Amendment No. 2 to Consulting Agreement dated as of December __, 1996".

            3.    Termination Following Change in Control.

                  (a) Termination of Employment. If a Change in Control of the Company as defined in Section 1(b) shall have occurred while the Executive is still an employee of the Company, the Executive shall be entitled to the compensation provided in Section 4 upon the subsequent termination of the Executive's employment with the Company by the Company or by the Executive, unless such termination is a result of (i) the Executive's death; (ii) the Executive is permanently disabled (as more fully described in Paragraph 6(a)(1) of the Consulting Agreement); (iii) the Executive's termination by the Company for "cause" (as defined in the Consulting Agreement); or (iv) the Executive's decision to terminate his employment with the Company other than for Good Reason (as defined in Section 1(d) above). No compensation shall be payable and no rights shall vest in the Executive under this Agreement except as specifically set forth in this Section 3(a).

                  (b) Notice of Termination. Any purported termination of the Executive's employment by the Company or the Executive hereunder shall be communicated by a Notice of Termination to the other party as set forth herein. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  (c) Date of Termination. "Date of Termination" shall mean (i) if this Agreement is terminated by the Company pursuant to Section 3(a)(ii) above, thirty (30) days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such thirty (30) day period),
(ii) if the Executive's employment is terminated by the Company for any other reason, the date on which a Notice of Termination is given, provided that if within thirty (30) days after any Notice of Termination is given to the Executive by the Company, the Executive notifies the Company that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual


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

written agreement of the parties, by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), or (iii) if the Agreement is terminated by the Executive, the date on which the Executive delivers Notice of Termination to the Company.

            4. Severance Compensation upon Termination of Employment. If the Executive's employment with the Company shall be terminated as provided in
Section 3(a), then the Company shall:

                  (a) subject to Sections 5 and 6 below, pay to the Executive as severance payment in a lump sum in cash, on the fifth day following the Date of Termination, an amount equal to three times (the "multiple") the Executive's Cash Compensation (the "Executive's Severance Cash Benefit").

                  (b) arrange to provide the Executive for two years (or such shorter period as Executive may elect) with disability, life, accident and health insurance substantially similar to those insurance benefits which Executive is receiving immediately prior to the Notice of Termination (including coverage for dependents at the same per person cost as the Executive is then paying). Benefits otherwise receivable by Executive pursuant to this Section 4(b) shall be reduced to the extent comparable benefits are actually received by the Executive during such two (2) year period following his termination (or such shorter period elected by the Executive), and any such benefits actually received by Executive shall be reported by him to the Company.

            5. Reduction in Benefits for "Parachute Payment". Notwithstanding anything contained in this Agreement to the contrary, in the event that the payments under Section 4 of this Agreement to the Executive, either alone or together with other payments the Executive has a right to receive from the Company, would not be deductible (in whole or in part) by the Company as a result of such payments constituting a "parachute payment" (as defined in Section 280G of the Internal Revenue Code, as amended (the "Code")), such payments shall be reduced to the largest amount as will result in no portion of the payments under Section 4 not being fully deductible by the Company as the result of Section 280G of the Code. The determination of any reduction in the payments under Section 4 pursuant to the foregoing sentence shall be made exclusively by Coopers & Lybrand, LLP, or such other firm of certified independent public accountants as may be serving as the Company's principal auditors immediately prior to the Effective Date (the "Auditors") (whose fees and expenses shall be borne by the Company), and such determination shall be conclusive and binding on the Company and the Executive.

            6. Reduction of Severance Cash Benefit in Certain Other Circumstances. Notwithstanding anything contained in this Agreement to the contrary, in the event that on the Effective


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

Date the Company's Aggregate Severance Liability (as defined below) exceeds 5% of the Company's Market Capitalization (as defined below), the Executive's Severance Cash Benefit shall be reduced to the product of (a) 5% of the Company's Market Capitalization and (b) a fraction (x) the numerator of which shall be the Executive's Severance Cash Benefit as of the Effective Date and (y) the denominator of which shall be the Company's Aggregate Severance Liability.

            "The Company's Aggregate Severance Liability," as used herein, shall mean an amount (determined by the Auditors) equal to the aggregate of the Severance Cash Benefits payable to all employees of the Company party to written Severance Benefit Agreements on the Effective Date, calculated as of the Effective Date instead of as of the Dates of Termination of such employees and in each case reduced by the applicable "parachute payment" reduction, if any, described in Section 5 hereof. "The Company's Market Capitalization," as used herein, shall mean the sum of: (i) the product of (a) the total number of shares of common stock of the Company (the "Common Stock") outstanding as of the Effective Date and (b) the last reported sale price on the Nasdaq SmallCap of one share of Common Stock on the Effective Date; plus (ii) the product of (a) the total number of shares of preferred stock of the Company (the "Preferred Stock") outstanding on the Effective Date and (b) the liquidation value of one share of Preferred Stock; plus (iii) the aggregate amount of outstanding indebtedness for borrowed money of the Company on the Effective Date; plus (iv) the aggregate amount of short and lone-term liabilities of the discontinued operations of the Company as reflected on the Company's most recently prepared quarterly balance sheet. "The Executive's Severance Cash Benefit as of the Effective Date," as used herein, shall mean an amount (determined by the Auditors) equal to the Executive's Severance Cash Benefit calculated as of the Effective Date rather than as of the Date of Termination, which calculation shall include the "parachute payment" reduction, if any, which would be made pursuant to Section 5 hereof. The determination of any reduction in the Executive's Severance Cash Benefits pursuant to this Section 6 shall be made exclusively by the Auditors (whose fees and expenses shall be borne by the Company), and such determination shall be conclusive and binding on the Company and the Executive.

            7. Mitigation of Damages. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination, or otherwise, except to the extent provided in Section 4 above.

            8. Effect of Agreement on Other Contractual Rights. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in


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any way diminish the Executive's existing rights, or rights which would accrue solely as a result of the passage of time, under the Consulting Agreement, any Benefit Plan or other contract, plan or arrangement.

            9. Term. This Agreement shall terminate, except to the extent that any obligation of the Company hereunder remains unpaid, upon the earliest of (i) five years from the date hereof if a Change in Control has not occurred within such five-year period; (ii) upon the termination of the Executive's employment with the Company based on death, retirement, disability (as described in Section 3(a)(ii)) or cause or by the Executive other than for Good Reason; or (iii) three years from the Effective Date of a Change in Control which was not approved by the Board of Directors or two years from the Effective Date of a Change in Control which was approved by the Board of Directors.

            10. Successor to the Company.

                  (a) Assumption of Agreement. The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if such succession had not occurred, except that for purposes of implementing the foregoing, the date of which any such succession becomes effective shall be deemed the Date of Termination. For purposes of this Section 10, "Company" shall mean the Company as defined above and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for herein or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (b) Heirs of the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

            11. Miscellaneous. No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver, or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party


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hereto at any time of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

            12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            14. Gender. In this Agreement (unless the context requires otherwise), the use of any masculine term shall include the feminine.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                    NATIONAL WIRELESS HOLDINGS, INC.


                                    By: ____________________________
                                        Name:  Terrence S. Cassidy
                                        Title: President



                                    ________________________________
                                    Michael J. Specchio


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